TBS International Continues Discussions with its Bankers

DUBLIN, IRELAND – November 17, 2011 – TBS International plc (NASDAQ: TBSI) announced today that it is continuing its discussions with its consortium of bankers to restructure its bank debt and alleviate some of the pressure on its cash flow.  The discussions continue to focus on reaching agreements with all of the Company’s different lending syndicates.

While our discussions with our lenders have not reached the stage where the terms of a restructuring have been fully agreed upon, we are continuing to meet all of our obligations to our vendors, shippers and consignees even though our lenders have made it clear that they would not agree to a restructuring in which any value were attributed to our common equity.

Although we cannot assure you that agreement will be reached, negotiations continue to take a positive tone.  We have a forbearance in place through December 15, 2011 and are exploring the possibilities for an extension thereof to allow the Company and its bankers to continue negotiating a more permanent solution.

During this period we want to remind all of our customers, vendors and business partners that our business continues as usual with all vendors being paid in the normal course on a timely basis.

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Such statements are just predictions and involve risks and uncertainties such that actual results may differ materially.

We refer you to our filings with the Securities and Exchange Commission, in particular our quarterly report on Form 10-Q and our annual report on Form 10-K. These documents contain and identify important factors that could cause the actual results to differ materially from those expressed in these forward-looking statements.

About TBS International plc

TBS provides worldwide shipping solutions to a diverse client base of industrial shippers through its Five Star Service: ocean transportation, projects, operations, port services and strategic planning. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize/handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its franchise around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East. Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Senior Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com